Trading Symbol:
ITAC: OTCBB, Frankfurt, Berlin

Investor Relations Contact
Sandra Buschau
Tel: (604) 684-4691
E-mail: sandy@ipm.bc.ca

INTACTA Technologies, Inc. and Edward Lowe and Associates to Partner
on Pervasive Computing Applications

Focus on Securing Domino and WebSphere Data Using INTACTA.CODE

Atlanta, GA, April 17, 2001 INTACTA Technologies, Inc. (OTCBB:ITAC) announced today a partnership with Edward Lowe and Associates, Inc. a leader in the groupware technology arena, specializing in infrastructure, messaging, and application design. Edward Lowe and Associates will incorporate Intacta's patented INTACTA.CODE technology in selected customer applications using IBM's Lotus Domino and WebSphere. "Domino and WebSphere are a potent e-commerce solution," noted Rocky Oliver, Senior Partner and Chief Architect at Edward Lowe and Associates, Inc. "We'll use INTACTA.CODE as a secure and reliable transport of data to and from these platforms, and even into mainframe and paper formats." INTACTA.CODE's unique 256-factoral encoding and compression characteristics enable application designers to move data securely and efficiently to virtually any platform.

Technology and Development
 As a part of this partnership Intacta and Edward Lowe will jointly perform customer needs assessment, program development and product support. Joint sales and marketing of services and products are also planned. The companies have already identified key market segments and specific customers who would benefit from their combined technology and integration skills.

Partnership Targets Healthcare, Other Markets Requiring Security
 Intacta and Edward Lowe have determined that healthcare applications in particular can benefit from their combined expertise. "As more and more facilities rely on mobile devices and other electronic transmissions of patient data, they will have to insure the privacy of that information," said Mr. Oliver. Patient information security is essential and now mandatory for healthcare providers. Pervasive computing applications incorporating INTACTA.CODE would be compliant with the Health Insurance Portability and Accountability Act as mandated by the U.S. Congress. "Wherever data transactions need to move securely and reliably, we can provide the transport," noted Noel Bambrough, COO of Intacta Technologies, Inc. In addition to HIPAA, the newly enacted Gramm-Leach-Bliley Act mandates a similar level of privacy for all customer financial information at banking and other financial institutions.

INTACTA.CODE not only secures information during transmission from backend systems to mobile computing devices such as PDAs, but, continues to secure the information while it resides on the device. These security features solve one of the most vexing problems facing an enterprise considering the introduction or expanded use of mobile computing devices and applications. In addition to its security features, INTACTA.CODE has robust error correction capability allowing it to transport and store data reliably in hostile environments.

Applications Now Incorporating INTACTA.CODE

  INTACTA.CODE Enterprise SDK is used by Intertek Testing Services (ITS), the world's largest import/export testing service, to encode and transmit custom's declaration documentation simultaneously in electronic and printed formats.
  INTACTA has developed prototype micro browsers for Palm and Pocket PC OS devices, allowing completely secure, compressed wireless transmission of data to as well as storage on these devices.

  INTACTA has developed an INTACTA.CODE transcoder for IBM's WebSphere Pervasive Computing platform, enabling an estimated 10 thousand developers to create applications that will - safely and securely - transmit strongly encrypted and highly resilient data to handheld, wireless devices such as Palm Pilots and WAP Phones.
  INTACTA.CODE is used to create digital files from paper based product registrations, streamlining the electronic registration of products for companies such as Hewlett-Packard.

  About INTACTATM Technologies Inc.
   INTACTA (OTCBB:ITAC) is a U.S. based software company headquartered in Atlanta, Georgia. The Company develops and markets software components designed to bridge enterprise communications and management information systems across digital and non-digital media. INTACTA licenses INTACTA.CODE as a SDK for seamless and transparent integration within any application or device. More information about INTACTA.CODE SDKs may be found at http://www.intacta.com

  About Edward Lowe and Associates, Inc.
   Edward Lowe & Associates is a premiere groupware and collaborative technology consultancy that specializes in IBM and Lotus technologies. Edward Lowe & Associates has offices in Milwaukee WI, Atlanta GA, and Columbus OH but they are a global organization, readily available to travel to any part of the world to ensure client success and satisfaction. For more information contact info@edward-lowe.com, or visit them at http://www.edward-lowe.com

  Forward-looking statements
   This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

Media Contact:	Company Contacts:
Steve Bosak	Noel Bambrough
SRB Communications	Intacta Technologies Inc.
630-406-6130	404-880-9919
steve@srbcomm.com	nbambrough@intacta.com
Rocky Oliver
Edward Lowe and Associates, Inc.
770-967-3803
rock@edward-lowe.com

  All product names mentioned are trademarks or registered trademarks of their respective holders and are used for identification purpose only.

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